Exhibit 10.7

TRUECAR, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between TrueCar, Inc. (“Client”) and Victor “Chip” Perry, an individual (“Consultant”) is effective as of July 18, 2019, (the “Effective Date”).

RECITALS
WHEREAS, Consultant was an employee of the Client until he resigned on May 31, 2019;
WHEREAS, Consultant is a leader, originator and innovator in the on-line Internet auto-sales industry, with industry experience exceeding 30 years;
WHEREAS, the Client desires to maintain a professional relationship with Consultant, to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor; and to be able to avail itself of his extensive industry expertise from time to time;
WHEREAS, the parties desire for the Client to engage Consultant to perform bona fide services as a “Consultant” (as such term is defined under the Company’s 2014 Equity Incentive Plan (the “Plan”)), such services described herein, and for Consultant to provide such bona fide services on the terms and conditions described herein; and
NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.    Engagement of Services. Consultant agrees to provide the following consulting services to the Client: transitioning his prior employment duties to other Client employees and other advisory services upon reasonable request of the Chief Executive Officer or Chair of the Board of Directors of the Client. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services.

2.    Compensation. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title, and interest pursuant hereto, the parties desire for Consultant to remain a “Service Provider” (as such term is defined under the Plan) during the entire Consulting Period. No other fees, benefits, or other compensation will be provided by the Client hereunder, other than the prompt reimbursement payment to Consultant of all reasonable and necessary business expenses incurred by Consultant in performing his consulting services, provided that such expense(s) shall be pre-approved in writing by the Client.

3.    Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining, and enforcing Client’s rights relating to the Work Product.

4.    Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5.    Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6.    Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools, and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

7.    Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

8.    Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by the Client for the payment of any social security, federal, state or any other employee payroll taxes. The Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

9.    No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

10.    Expenses and Liabilities. Subject to Section 2 above, (i) Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services, and (ii) Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

11.    Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.

12.    No Conflict of Interest. During the term of this Agreement, Consultant may not enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to, or the obligations under this Agreement, including, but not limited to, engagements with Google (motor vehicle activities only), Amazon (motor vehicle activities only), Autotrader, eBay Motors, AutoWeb, Edmunds, Kelley Blue Book, CarSaver, CarGurus, Cars, Inc., CarFax, Cox Automotive Group, and/or Hearst Autos Group. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement.

13.    Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14.    Term and Termination.

14.1    Term. The term of this Agreement and the “Consulting Period” is from the Effective Date and until May 31, 2021, unless earlier terminated as provided in this Agreement.

14.2    Scope and Limitation of Consulting Services. The Client will reasonably notify Consultant in writing of the need for his services at least 7 days prior to such need if such need requires Consultant to travel and/or will require 4 to 8 continuous hours of consulting services; otherwise the Client will reasonably and timely notify Consultant in writing of the need for his services. The Client understands that all consulting services provided by Consultant to the Client will be subject to Consultant's personal and business schedule, and that all scheduling of Consultant’s service will be scheduled by Consultant in his reasonable discretion.

14.3    Termination. The Client may terminate this Agreement before its expiration immediately only if the Consultant commits a Material Breach. The Consultant may terminate this Agreement at any time for any reason or for no reason upon timely written notification to the Client. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) materially breaches this Agreement or the At-Will Employment, Confidential Information, and Invention Assignment between Consultant and the Client dated November 16, 2015 (“Confidentiality Agreement”) or the Separation Agreement and Release with the Client dated [DATE] (“Separation Agreement”); (ii) fails to provide services as reasonably requested by the Executive; (iii) engages in any act of dishonesty, fraud or misrepresentation with respect to the Client; or (iv) violates federal, state, or local criminal law (excluding traffic and parking violations).

14.4    Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) will cease being considered a Service Provider, as defined in any agreements between Consultant and the Client; (iii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iv) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. Notwithstanding anything to the contrary in any other Client policy, or agreement between Consultant and Client, in the event of the termination of this Agreement by Consultant, Consultant acknowledges and agrees that such termination shall not qualify as a resignation for Good Reason, termination by the Client for any reason, Retirement, or any other designation (as such terms may be used or defined in any such policies or agreements) that entitles Consultant to any separation pay, severance, vesting, health insurance, or other benefit under any Client policy or agreement with Client. In the event of the termination of this Agreement by either Party (to the extent permitted hereunder), Consultant will not receive any additional consulting fees or other compensation as of the date of termination.

14.5    Survival. The rights and obligations contained in Sections 3-6, 8-9, 13, 14.3, 14.4, and 15-22 will survive any termination or expiration of this Agreement.

15.    Indemnification. Consultant shall indemnify and hold harmless the Client and its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Client by Consultant or any of his employees or by any other party (including private parties, governmental bodies and courts) arising from or in connection with the services performed by Consultant, including claims related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Consultant’s status as an independent contractor, the status of his personnel, or any other matters involving the acts or omissions of Consultant and his personnel. Indemnification shall be for any and all losses and damages, including costs and attorneys’ fees.

16.    Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without the Client’s prior written consent. The Client may not assign this Agreement unless there is a Change in Control (as defined in the Plan) of the Client.

17.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

18.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents, unless preempted by federal law. Any suit involving this Agreement that is determined to be non-arbitrable shall be brought in a court sitting in California. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

19.    Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.    Waiver. The waiver by the Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant and the waiver by Consultant of a breach of any provision of this Agreement by the Client shall not operate or be construed as a waiver of any other or subsequent breach by the Client.

21.    Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. For avoidance of doubt, the Separation Agreement, Confidentiality Agreement, Indemnification Agreement (as defined in the Separation Agreement), and Stock Agreements (as defined in the Separation Agreement) shall continue with full force and effect. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

22.    Arbitration. The provisions of Section 12 of the Confidentiality Agreement are hereby incorporated herein by reference.

[The remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“CLIENT”                “CONSULTANT”

TRUECAR, INC.            VICTOR “CHIP” PERRY

By: /s/ Michael Darrow            /s/ Victor A Perry III

Name (print): Michael Darrow        Name (print): Victor A Perry III

Title: Interim CEO             Address:
Telephone: 800-200-2000
Fax: N/A                Tel:
                    Fax: